Exhibit 8.1

Reed Smith LLP

599 Lexington Avenue
New York, NY 10022

April 13, 2010

Talecris Biotherapeutics Holdings Corp.

P.O. Box 110526

4101 Research Commons

79 T.W. Alexander Drive

Research Triangle Park, North Carolina 27709

Re: Registration of 7.75% Senior Notes

Ladies and Gentlemen:

You have requested our opinion concerning certain U.S. federal income tax considerations in connection with the offer (the “Exchange Offer”) by Talecris Biotherapeutics Holdings Corp., a Delaware corporation (the “Company”), to exchange up to $600,000,000 aggregate principal amount of the Company’s outstanding, unregistered 7.75% Senior Notes due 2016 (the “Outstanding Notes”) for up to $600,000,000 aggregate principal amount of the Company’s registered 7.75% Senior Notes due 2016 (the “Exchange Notes,” and collectively with the Outstanding Notes, the “Notes”), pursuant to a registration statement on Form S-4, dated April 13, 2010 (the “Registration Statement”), and filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  We have acted as special tax counsel to the Company in connection with, and have participated in the preparation of, the Registration Statement.

In rendering our opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Offering Memorandum dated as of October 21, 2009, prepared in connection with the offering of the Outstanding Notes (collectively with the Registration Statement, the “Disclosure Documents”), (ii) the Indenture, dated as of October 21, 2009, among the Company, certain of the Company’s domestic subsidiaries (the “Subsidiary Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended through the date hereof, (iii) the Registration Rights Agreement dated October 21, 2009, among the Company, the Subsidiary Guarantors, Morgan Stanley & Co. Incorporated, Goldman Sachs & Co., Wells Fargo Securities, LLC and Citigroup Global Markets, Inc. and (iii) such other documents and materials as we have deemed necessary or appropriate as a basis for our opinion (collectively, the “Documents”).  We have also relied, with the consent of the Company, upon statements and representations made to us by authorized officers of the Company, and have assumed that such statements and representations are true, correct and complete.  For purposes of this opinion, we have assumed the validity and initial and continuing accuracy and completeness of the Documents and representations referred to above.  We have also assumed that the transactions related to the offering of the Outstanding Notes and the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer have been and will be consummated in the manner described in the Disclosure Documents and contemplated by the Documents.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the authenticity of the originals of such latter documents.  In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.  It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change or differing interpretations, possibly with retroactive effect.  There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court of law.  A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations or assumptions on which our opinion is based could affect our conclusions.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein or the Disclosure Documents, we are of the opinion that, under current United States federal income tax law, although the discussion set forth in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations” does not purport to discuss all possible U.S. federal income tax consequences related to the Exchange Offer or to the ownership and disposition of the Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences described therein.

Except as set forth above, we express no opinion.  This opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments (including changes that have retroactive effect), any factual matters arising subsequent to the date hereof or any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.  Any such change may affect the conclusions stated herein.  This opinion is furnished solely to you in connection with the filing by the Company of the Registration Statement, and is not to be relied upon by any other person without our express written permission.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP